                                                                    EXHIBIT 23.1



                      Consent of Independent Accountants
                      ----------------------------------


To the Board of Directors
of Aquarion Company


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and the related Prospectus of our report dated January 31, 1994, which appears on page 42 of the 1993 Annual Report to Shareholders of Aquarion Company, which is incorporated by reference in Aquarion Company's Annual Report on Form 10-K for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 29 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Interests of Named Experts and Counsel" in such Registration Statement.


PRICE WATERHOUSE

Stamford, Connecticut
May 3, 1994